Exhibit 10.27
CRESTWOOD MIDSTREAM PARTNERS LP
PHANTOM UNIT AWARD AGREEMENT

Participant:

Number of Phantom Units:

Date of Grant:
     1. Under the terms and conditions of the Crestwood Midstream Partners LP Third Amended and Restated 2007 Equity Plan (the “Plan”), a copy of which is attached hereto and incorporated herein by reference, Crestwood Midstream Partners LP, a Delaware limited partnership (the “Partnership”), grants to the Participant named above the number of Phantom Units set forth above. Terms not defined in this Agreement have the meanings set forth in the Plan.
     2. One-third (1/3rd) of the Phantom Units will become vested on January 15, 2012 (the “Initial Vesting Date”) and an additional one-third (1/3rd) of the Phantom Units shall become vested on each of the first two anniversaries of the Initial Vesting Date (which, with the Initial Vesting Date, shall be referred to as the “Vesting Dates”), provided that the Participant has remained an employee of the Company or its Affiliates through each such Vesting Date (and further provided that in no event will the Participant become entitled to settlement of a fraction of a Unit).
     3. Notwithstanding the Vesting Dates described above, in the event of a Change in Control while the Participant is employed by the Company or an Affiliate or in the event that the Participant terminates employment with the Company or its Affiliates by reason of disability (as determined by the Committee in good faith) or death, the nonvested Phantom Units will immediately become 100% vested. If the Participant terminates employment with the Company and its Affiliates for any reason other than such disability or death, any nonvested Phantom Units will be forfeited immediately.
     4. Each Phantom Unit will entitle the Participant to receive one Unit with respect to each such Phantom Unit that becomes vested. Payment will be made (i) with respect to Phantom Units that become vested in accordance with Section 2 above, as of the applicable Vesting Date, (ii) with respect to Phantom Units that become vested due to the Participant’s death or disability in accordance with Section 3 above, as of the earlier of (A) the next Vesting Date coincident with or following the date the Phantom Units become vested or (B) the date of the occurrence of a Change in Control, and (iii) with respect to Phantom Units that become vested due to a Change in Control in accordance with Section 3 above, as of the date of the occurrence of the Change in Control. In no event will settlement of vested Phantom Units be made later than March 15 of the calendar year following the calendar year in which the Phantom Units become vested. Payment will be evidenced by book entry registration or by a certificate registered in the name of the Participant.
     5. The Participant will have none of the rights of a unitholder of the Partnership with respect to any Units underlying the Phantom Units, including the right to vote such Units or receive any distributions that may be paid thereon until such time, if any, that the Participant has been determined to be a unitholder of record by the Partnership’s transfer agent or one or more certificates of Units are delivered to the Participant in settlement thereof. Furthermore, nothing herein will confer upon the Participant any right to remain in the employ of the Company or an Affiliate.
     6. The Participant hereby accepts and agrees to be bound by all the terms and conditions of the Plan and this Agreement. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the Plan amendment is applicable hereto; provided, however, that no amendment will adversely affect the rights of the Participant under this Agreement without the Participant’s consent.
ACCEPTED:

Signature of Participant